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PRICING SUPPLEMENT NO. 7                                                                             Rule 424(b)(2)
TRADE DATE:  September 28, 2001                                                         Registration Nos. 333-47955
(To Prospectus Supplement dated April 6, 1998                                                             333-02761
including the Prospectus dated March 23, 1998)                                                 CUSIP No.  70109HAG0

                                                      PARKER-HANNIFIN CORPORATION

                                                           MEDIUM-TERM NOTES

                                             Due More Than Nine Months from Date of Issue
Floating Rate Note ( X )                                                     ___% Fixed Rate Note             (  )

Principal Amount:                   $200,000,000                             Issue Price:                     100%
Original Issue Date:                October 1, 2001                          Specified Currency:              U.S. Dollars

Interest Accrual Date:              October 1, 2001                          Maturity Date:                   October 1, 2003
Redemption Date(s):                 N/A                                      New Maturity                     Notice of Renewal
Redemption Price(s):                N/A                                      Date(s):  None                   Date(s):  None
Authorized Denominations (if other than denominations of
$1,000 and integral multiples of $1,000 in excess thereof in
U.S. Dollars):                      N/A
                                                                             Interest Payment Period:
                                                                             Quarterly

Repayment Date(s):                  None                                     Interest Payment Dates:
Repayment Price(s):                 None                                     January 1, April 1, July 1
                                                                             and October 1
Total Amount of OID:                N/A
Yield to Maturity:                  N/A                                      Global Security:                 (X) Yes  (  ) No
Initial Accrual Period OID:         N/A                                      Exchange Rate Agent:             N/A
Method Used to Determine Yield to                                            Historical Exchange Rate:        N/A
Maturity and Initial
Accrual Period OID:                 N/A

(Only applicable to Floating Rate Notes):                                    Spread (plus or minus):          plus 80 b.p.
     Initial Interest Rate:         3.40%                                    Spread Multiplier:               N/A
     Index Maturity:                3 months                                 Maximum Interest Rate:           N/A
     Base Rate(s):                  LIBOR                                    Minimum Interest Rate:           N/A
         If LIBOR, Designated LIBOR Page:                                    Calculation Rate Agent:          National City Bank
           (  ) LIBOR Reuters
           (X) LIBOR Telerate                                                Name of Agents:   Morgan Stanley & Co. Incorporated

Index Currency:                     U.S. Dollars                             Agents' Aggregate Discount or Commission:
Interest Reset Period:              Quarterly                                    $500,000
Interest Reset Dates:               January 1, April 1,                      Net Proceeds to Co.:             $199,500,000.00
                                    July 1 and October 1
( ) Agent is acting as Agent for the sale of the Notes by the Company at a price to the public of ( ) 100% of the Principal Amount or ( ) ___% of the Principal Amount.

(X)  Agent is purchasing the Notes from the Company as Principal for resale to Investors and other purchasers at (X) a fixed initial public offering price of 100% of the principal amount;  (  ) a fixed initial public offering price of ___% of the principal amount;
or (  ) varying prices relating to prevailing market prices at time of resale as determined by the Agent.

Additional Terms: None

Recent Development: On September 27, 2001, a rating agency announced that they had placed the Company's debt ratings under review for possible downgrade.
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